UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2016

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Rice Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices)

(Zip Code)

(724) 746-7200

Registrant’s telephone number, including area code

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On April 12, 2016, Rice Energy Inc., a Delaware corporation (the “Company”) and NGP Rice Holdings LLC, a Delaware limited liability company (the “Selling Stockholder”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. (the “Underwriter”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 29,858,891 shares of Common Stock, including 20,000,000 shares of Common Stock issued and sold by the Company and 9,858,891 shares of Common Stock sold by the Selling Stockholder, at a price to the public of $16.35 per share ($15.60 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Selling Stockholder granted the Underwriter a 30-day option to purchase up to an aggregate of 4,478,834 additional shares of Common Stock held by the Selling Stockholder. The material terms of the Offering are described in the prospectus, dated April 12, 2016 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 14, 2016, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering has been registered with the Commission pursuant to an automatic shelf Registration Statement on Form S-3 (File No. 333-202054) of the Company, filed and deemed automatically effective by the Commission on February 12, 2015.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make because of any of those liabilities.

The Offering closed on April 15, 2016. The Company did not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 7.01	Regulation FD Disclosure.

On April 12, 2016 the Company issued press releases announcing the launch and pricing of the Offering. On April 12, 2016, the Company issued a press release announcing the Alpha Acquisition (as defined below). On April 15, 2016, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are furnished as Exhibits 99.1, 99.2, 99.3 and 99.4 hereto, respectively. The information furnished pursuant to this Item 7.01, including Exhibits 99.1, 99.2, 99.3 and 99.4, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 8.01	Other Events.

Alpha Acquisition

On April 12, 2016, the Company entered into a stalking horse asset purchase agreement (“asset purchase agreement”) with a subsidiary of Alpha Natural Resources, Inc. (“Alpha”) to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million in cash, subject to purchase price adjustments (the “Alpha Acquisition”).

Pursuant to the terms of the asset purchase agreement, the Company will acquire leasehold interest in approximately 27,400 net undeveloped Marcellus acres, plus an additional 3,200 gross acres owned in fee that are leased to the Company and currently generating royalty cash flow. In addition, the aforementioned acreage includes rights to the deep Utica on 23,500 net acres. The net undeveloped Marcellus acres will add 182 net core drilling locations, and the net undeveloped acres in the Utica will add 50 net core drilling locations, as calculated based on the same assumptions set forth in the Company’s most recent Annual Report on Form 10-K. Approximately 44% of the net undeveloped Marcellus acres are held by production or operations or in fee. The Company does not expect the Alpha Acquisition, if consummated, to result in any changes to the Company’s 2016 capital budget.

On August 3, 2015, Alpha and certain of its wholly-owned subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). Through the chapter 11 proceeding, Alpha is conducting a sale of these assets pursuant to section 363 of the Bankruptcy Code. The Company and Alpha intend for the proposed asset purchase agreement to constitute a “stalking horse bid” in accordance with the bidding procedures approved by the bankruptcy court; however, the Company’s bid protections, such as certain breakup fees and expense reimbursements, are subject to court approval. If the Company’s “stalking horse bid” is approved by the bankruptcy court, Alpha may be required to hold an auction for these assets before the Company can consummate the acquisition. Consummation of the acquisition would be subject to the Company’s being selected as the successful bidder in any such auction and bankruptcy court approval.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of April 12, 2016, by and among Rice Energy Inc., NGP Rice Holdings LLC and Goldman, Sachs & Co.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

99.1	Press Release dated April 12, 2016.

99.2	Press Release dated April 12, 2016.

99.3	Press Release dated April 12, 2016.

99.4	Press Release dated April 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: April 15, 2016

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of April 12, 2016, by and among Rice Energy Inc., NGP Rice Holdings LLC and Goldman, Sachs & Co.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

99.1	Press Release dated April 12, 2016.

99.2	Press Release dated April 12, 2016.

99.3	Press Release dated April 12, 2016.

99.4	Press Release dated April 15, 2016.

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